Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
OCTOBER 1, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION SECURES TRANSPORTATION
CAPACITY FOR GROWING FAYETTEVILLE SHALE PRODUCTION

OKLAHOMA CITY, OKLAHOMA, OCTOBER 1, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced its wholly-owned subsidiary, Chesapeake Energy Marketing, Inc., has entered into a ten-year agreement for firm transportation of 375 million cubic feet (mmcf) per day of natural gas and an option to transport an additional 125 mmcf per day on the Fayetteville Express Pipeline, a new 42-inch, 187-mile pipeline system to be constructed by Kinder Morgan Energy Partners, L.P. and Energy Transfer Partners, L.P.

The pipeline system that will transport natural gas from Chesapeake’s rapidly growing Fayetteville Shale play in Arkansas will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi.  The system will connect to Chesapeake’s natural gas gathering system in the Fayetteville Shale and will include multiple receipt and delivery points.  Pending necessary regulatory approvals, the pipeline project is expected to be in service by late 2010 or early 2011.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce that we have secured substantial new takeaway capacity for our Fayetteville Shale production that will provide Chesapeake and our 25% partner, BP America (NYSE:BP), with improved access to more favorable natural gas markets at an attractive transportation rate.  This agreement helps to reduce both basis risk and pricing volatility and will accommodate the substantial growth we anticipate from the Fayetteville Shale play in the years ahead.”

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Haynesville Shale, Fayetteville Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.  Further information is available at www.chk.com.